EXHIBIT 99.1

MGP Ingredients, Inc. Announces FY 2011 Third Quarter Results

Highlights

  Company reports fiscal 2011 Q3 diluted EPS of $0.04 per share vs. a year-ago loss of $0.14 per share despite significantly higher corn and flour costs
  FY 2011 nine-month income from operations increases by $4.2 million over prior year
  Total quarterly sales increase 30 percent from a year ago
  Q3 distillery operations show higher sales and profit margins vs. year ago

ATCHISON, Kan., May 10, 2011 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported net income of $701,000, or $0.04 in diluted earnings per share, for the fiscal 2011 third quarter, which ended March 31, 2011. This compares with a net loss of $2,254,000, or $0.14 in diluted loss per share, for the third quarter of fiscal 2010. Income from operations for the third quarter of fiscal 2011 rose to $829,000 compared with a loss from operations of $629,000 a year ago. Total sales in the third quarter of fiscal 2011 were $64,188,000, a 30 percent increase above sales of $49,269,000 for the same period one year ago. The increase was principally due to higher sales of food grade alcohol.

For the first nine months of fiscal 2011, net income was $8,945,000, or $0.50 in diluted earnings per share. This compares with net income of $6,262,000, or $0.38 in diluted earnings per share, for the prior year period, which included a $3.0 million loss on the formation of the company's distillery joint venture, Illinois Corn Processing, LLC (ICP), and a $4.7 million tax refund benefit.  Income from operations for the first nine months of fiscal 2011 increased to $8,738,000 from $4,519,000 for the same period in fiscal 2010 when the company experienced the $3.0 million loss related to the formation of ICP. Total sales for the first nine months of fiscal 2011 were $179,117,000, a 21 percent increase from sales of $147,612,000 in the prior year's first nine months.

 "We're showing positive results this year in terms of higher operating profits, even though we realize that much more progress lies ahead," said Tim Newkirk, president and chief executive officer. "Our base business is not quite there yet in terms of targeted revenue and income levels. On the ingredients side, we have worked to get the right people and positions in place as part of a concerted effort to cover key customers with more new product ideas. We're structuring our ingredients segment to operate at significantly improved levels – not just in the area of production volume, but also in the critical areas of product development, customer support and processing technologies."

Newkirk added, "The distillery products segment has ramped up nicely from a year ago, and we're enjoying strong demand for food grade alcohol across several end markets. Our production volumes have increased more than 30 percent compared to a year ago due to the successful collaboration with our joint venture partner at ICP. While we continue to face challenges, principally in the form of higher input costs for corn, we've done well this year to raise alcohol gross margin above year-ago levels."

Distillery Products Segment

  Distillery products pre-tax income of $5.5 million was up 177 percent from pre-tax income of $2.0 million during the third quarter a year ago. Gross margins improved significantly over the year-ago period, as the company's high quality alcohol production increase was complemented by enhanced margin management in the face of a 66 percent increase in the per-bushel cost of corn.
  Distillery products sales for the third quarter were $50.3 million, an increase of 47 percent compared to the prior year's third quarter. The majority of this increase was attributable to a 42 percent rise in volume of high quality food grade alcohol. Also contributing to the increase during the quarter was an increase of $3.0 million in sales of distillers feed.
  Distillery products sales for the nine-month period of fiscal 2011 were $136.0 million, an increase of 35 percent compared to the same period in the prior year. The majority of the increase was due to a 38 percent increase in the volume of high quality food grade alcohol. For the nine-month period of fiscal 2011, pre-tax income in the distillery segment was $20.9, up 63 percent from pre-tax income of $12.8 million one year ago. The year to date gains occurred despite a 42 percent increase in the per-bushel cost of corn and a 12 percent increase in the per-million cubic foot cost of natural gas compared to the same period a year ago.

Ingredient Solutions Segment

  Total ingredient segment sales for the third quarter were $13.6 million, a decrease of 6 percent compared to the prior year's third quarter. Sales of specialty starches increased 9 percent compared to a year ago. This was partly offset by a decline in sales of specialty proteins. As planned, sales of commodity starch and commodity protein were also lower, decreasing 16 percent and 90 percent, respectively, for the quarter compared to a year ago.
  Ingredient solutions pre-tax income declined to $100,000 compared with $2.2 million in the prior year's third quarter.  Segment profit margins declined during the quarter. This was principally due to higher production costs as well as lower volume output.  Flour costs on a per unit basis averaged approximately 44 percent higher compared to the same period a year ago, whereas natural gas prices averaged approximately 16 percent lower year over year.
  For the first nine months of fiscal 2011, ingredient solutions sales were $42.2 million, a decrease of 7 percent from the prior year period. Sales of specialty starches showed a small increase compared to the same period a year ago while sales of specialty proteins were down just slightly. Sales of commodity starch and commodity protein decreased 25 percent and 95 percent, respectively, for the year to date period. Protein and starch production for the first nine months of the current fiscal year was adversely affected by slowdowns to accommodate a series of planned facility upgrades and process improvements during the first quarter of the year. In addition to the overall decline in revenues for the ingredient solutions segment, profit margins declined principally due to higher productions costs caused by lower volume output, increased energy costs related to a rise in natural gas prices, and higher flour costs.  Natural gas prices and flour prices averaged approximately 12 percent and 7 percent higher, respectively, compared to the first nine months a year ago.

Other Segment

  The other products segment reported a pre-tax loss of $175,000 compared to a profit of $29,000 in the prior year's third quarter. Sales in the other segment for the current year's third quarter were approximately $287,000, a decrease of approximately 53 percent compared to a year ago. For the first nine months of fiscal 2011, this segment had a pre-tax loss of $312,000 compared to pre-tax income of $125,000 in the prior year period. The decline in sales and pre-tax profits for both the quarter and nine-month periods was primarily due to lower unit sales of the company's plant-based biopolymers and resins. Also contributing to the year to date decrease was the divestiture of the pet products business, which reported sales during the prior year period.

Conclusion

Newkirk said, "Almost every one of our relationships in the consumer packaged goods industry has the potential to be significantly larger, not only in terms of sales but also in terms of the strategic role MGPI can perform in helping them grow their businesses. Our ingredients business is poised to show improving results going forward due to the substantial changes put in the place the past 18 to 24 months. We're anticipating a solid finish to the current fiscal year in the distillery segment as well, and our company's results should include a strong balance sheet with very little debt and improved financial flexibility to carry out our plans."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value-added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology.  They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively operate the Illinois Corn Processing, LLC ("ICP") joint venture, (vi) our ability to maintain compliance with all applicable loan agreement covenants, (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net Sales	$ 64,188	$ 49,269	$ 179,117	$ 147,612
Cost of Sales	57,669	44,302	153,452	124,298
Gross Profit	$ 6,519	$ 4,967	$ 25,665	$ 23,314

Selling, General and Administrative Expenses	5,690	5,075	16,277	14,675
Other operating costs	--	521	328	1,773
(Loss)Gain on sale/disposal of assets	--	--	322	(700)
Loss on joint venture formation	--	--	--	3,047
Income (Loss) from Operations	$ 829	$ (629)	$ 8,738	$ 4,519

Other Income, Net	3	1	6	24
Interest Expense	(92)	(280)	(358)	(1,606)
Equity in earnings(loss) of joint ventures	124	(1,541)	756	(1,439)
Income (Loss) Before Income Taxes	$ 864	$ (2,449)	$ 9,142	$ 1,498

Provision(Benefit) for Income Taxes	163	(195)	197	(4,764)
Net Income (Loss)	$ 701	$ (2,254)	$ 8,945	$ 6,262

Other Comprehensive Income(Loss), net of tax	17	(4)	(159)	(1)
Comprehensive Income	$ 718	$ (2,258)	$ 8,949	$ 6,261

Basic Earnings Per Common Share	$ 0.04	$ (0.14)	$ 0.50	$ 0.38
Diluted Earnings Per Common Share	$ 0.04	$ (0.14)	$ 0.50	$ 0.38

Weighted average shares outstanding – Basic	16,711,938	16,673,075	16,695,762	16,649,673
Weighted average shares outstanding – Diluted	16,732,812	16,673,075	16,713,525	16,657,179

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	March 31, 2011	June 30, 2010	(Dollars in thousands)	March 31, 2011	June 30, 2010
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$ 713	$ 6,369	Current maturities of long-term debt	$ 602	$ 689
Restricted cash	1,168	971	Revolving credit facility	5,998	--
Receivables	26,967	17,674	Accounts payable	14,664	10,341
Inventory	22,805	14,524	Accounts payable to affiliate, net	5,841	4,951
Prepaid expenses	793	1,517	Accrued expenses	4,248	7,510
Deposits	1,349	733	Total Current Liabilities	$ 31,353	$ 23,491
Deferred income taxes	2,678	6,267	Other Liabilities:
Refundable income taxes	358	578	Long-term debt, less current maturities	1,645	2,082
Total Current Assets	$ 56,831	$ 48,633	Deferred credit	4,939	5,379
			Accrued retirement health and life
			insurance benefits	8,582	8,170
Property and equipment, At Cost	159,916	164,559	Other non-current liabilities	2,439	2,964
Less accumulated depreciation	(98,902)	(107,196)	Deferred income taxes	2,678	6,267
Net property, plant and			Total Liabilities	$ 51,636	$ 48,353
equipment	$ 61,014	$ 57,363
Investment in joint ventures	14,864	14,266	Stockholders' Equity	81,667	72,784
Other assets	594	875	TOTAL LIABILITIES AND
TOTAL ASSETS	$ 133,303	$ 121,137	STOCKHOLDERS' EQUITY	$ 133,303	$ 121,137

Capital Structure
Net Investment in:			Financed By:
Cash and cash equivalents	$ 713	$ 6,369
Working capital	25,478	25,142	Long-term debt*	$ 1,645	$ 2,082
Property, plant and equipment	61,014	57,363	Deferred liabilities	18,638	22,780
Other non-current assets	15,458	15,141	Stockholders' equity	81,667	72,784
Total	$ 101,950	$ 97,646	Total	$ 101,950	$ 97,646

*Excludes short-term portion. Short-term portion is included within working capital.
CONTACT: Steve Pickman
         913-367-1480